Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 No. 333-227758 and Form S-8 No. 333-216721 of Solaris Oilfield Infrastructure, Inc. of our report dated February 27, 2019, relating to the consolidated financial statements, which appear in this Form 10- K.

/s/ BDO USA, LLP

Houston, Texas

February 27, 2019